Bloomberg

24 January, 2020

Logan Goldie-Scot
BloombergNEF
731 Lexington Avenue
New York, NY 10022

We hereby consent to references to our firm, our Long-Term Electric Vehicle Outlook 2019 published in May 2019 (the "Outlook Report"), and How Fast is Electric Vehicle Range Rising published in January 2020 (the "EV Range Report"; collectively with the Outlook Report, the "Reports"), as the Reports may be amended and supplemented from time to time, and all information derived from the Reports that is contained in the annual report on Form 10-K of Livent Corporation for the year ended December 31, 2019.

BLOOMBERGNEF

By: ______________________

Name: Logan Goldie-Scot
Title: Head of Clean Power

Bloomberg